Best Buy Offers Due Diligence Plan to Richard Schulze; Schulze Declines

MINNEAPOLIS, August 19, 2012 -- Best Buy Co., Inc. (NYSE: BBY) today announced that the Board of Directors offered an opportunity to founder Richard Schulze to conduct due diligence and pursue his expressed interest in acquiring outstanding shares in the company, but Mr. Schulze declined to participate.

On Friday, Aug. 17, the Board convened to evaluate Mr. Schulze’s indication of interest in the company. The Board authorized its advisers to initiate discussions with Mr. Schulze on a cooperation agreement that would establish an orderly process under which Mr. Schulze would both gain access to certain financial, operational and legal information and be able to move forward with discussions with private equity partners and debt financing sources, as he had requested.

Included in the proposal was a routine and customary request that Mr. Schulze agree to certain protections for Best Buy and its shareholders, with the goal of limiting outside distractions, in return for access to non-public information and the ability to form an investor group.

The Board proposal would have provided all of the following:

•	A waiver of Minnesota law, in order to provide Mr. Schulze the ability to work with his private equity partners to develop a definitive proposal for the outstanding shares of the company.

•	Due diligence access for Mr. Schulze to the Company’s non-public information.

•	Due diligence access for Mr. Schulze’s private equity partners.

•	Due diligence access for Mr. Schulze’s advisers and debt-financing sources.

•	An opportunity to bring forward a fully financed proposal within 60 days.

The board proposals were offered in good faith, consistent with the board’s fiduciary duties to all shareholders and its commitment to good governance practices.

The board endorsed declassification and established an independent search process for a permanent Chief Executive Officer, following the resignation of former CEO Brian Dunn.

The Audit Committee of the board responded swiftly to allegations of inappropriate behavior against Mr. Dunn, launching an independent investigation. The findings of the investigation were made public and accepted by Mr. Schulze in the May 14 announcement that he would be stepping down as chairman.

The terms of the proposal put forward to Mr. Schulze over the weekend are normal and customary when a public company is in discussions with a potential acquirer. The proposal would serve several purposes, many of which were designed to address the unique aspects of this situation and to conduct an orderly process.

In addition to the more standard terms, such as protection of nonpublic information, the primary purpose of the proposal was to assist the board in maximizing value for all Best Buy shareholders by creating an incentive for Mr. Schulze to offer his best proposal to the board of directors during these discussions and to minimize Mr. Schulze’s ability to disrupt the company going forward.

Throughout discussions over the weekend, the Board showed great flexibility in the details around how an agreement with Mr. Schulze could be implemented, so as to not limit his ability to make a definitive proposal for the company that was in the best interest of all shareholders. The board proposed that Mr. Schulze, beginning in January, be allowed to take his buyout offer to shareholders, should the board decide to reject any definitive proposal to acquire shares. Mr. Schulze did not accept the company proposal.

In an August 6 letter, Mr. Schulze requested due diligence and outlined a highly conditional, unsolicited indication of interest in acquiring for cash all outstanding shares he does not own at a per-share price of $24 to $26. The Board believes it has insufficient information to make a reasonable conclusion with regard to Mr. Schulze’s indication of interest, given the conditional nature of the proposal and Mr. Schulze’s failure to date to disclose financing and equity partners.

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About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees — 167,000 strong — are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

Media Contacts:

Steve Lipin, Brunswick Group: (212) 333-3810

Bruce Hight, H+K Strategies: (512) 944-2032

Investor Contacts:

Bill Seymour, Vice President, Investor Relations: (612) 291-6122 or
bill.seymour@bestbuy.com

Mollie O’Brien, Director, Investor Relations: (612) 291-7735 or
mollie.obrien@bestbuy.com